Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 24, 2008
No. 1163

Coherent, Inc. Reports Second Fiscal Quarter Results

SANTA CLARA, CA, April 24, 2008 — Coherent, Inc. (Santa Clara, CA, COHR) today announced financial results for its second fiscal quarter ended March 29, 2008, posting sales of $155.9 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $6.1 million or $0.19 per diluted share compared to net sales of $152.1 million and net income of $7.3 million or $0.23 per diluted share for the second quarter of fiscal 2007.

Net income for the second quarter of fiscal 2008 included an after tax charge of $1.5 million related to our restatement of financial statements and litigation resulting from our internal stock option investigation ($0.05 per diluted share), after tax stock-related compensation expense of $3.7 million ($0.12 per diluted share) and a one-time tax expense in connection with a dividend from one of our European subsidiaries of $1.4 million ($0.04 per diluted share). Excluding these charges, non-GAAP net income was $12.8 million or $0.40 per diluted share. Net income for the second quarter of fiscal 2007 included an after tax charge of $2.6 million ($0.08 per diluted share) of internal stock option investigation costs and $2.5 of million stock-related compensation expense, net of tax ($0.08 per diluted share). Excluding these charges, non-GAAP net income for the second quarter of fiscal 2007 was $12.3 million or $0.39 per diluted share.

In comparison, sales for the first quarter of fiscal 2008 were $144.3 million and net income, on a GAAP basis, was $4.7 million ($0.15 per diluted share).  Net income for the first quarter of fiscal 2008 included an after tax charge of $2.8 million related to our restatement of financial statements and litigation resulting from our internal stock option investigation ($0.09 per diluted share) and after tax stock-related compensation expense of $1.9 million ($0.06 per diluted share). Excluding these charges, non-GAAP net income for the first quarter of fiscal 2008 was $9.5 million or $0.30 per diluted share.

Orders received during the three months ended March 29, 2008 of $148.6 million decreased 2.2% from the same prior year period and decreased by 4.1% compared to orders received in the immediately preceding quarter.  The book-to-bill ratio was 0.95, resulting in backlog of $199.3 million at March 29, 2008 compared to a backlog of $198.4 million at December 29, 2007 and a backlog of $189.3 million at March 31, 2007.

As of March 29, 2008, year-to-date sales of $300.2 million and net income of $10.9 million ($0.34 per diluted share) compared to the prior year period sales of $299.6 million and a net income of $18.0 million ($0.56 per diluted share).  Orders received for the six month period ended March 29, 2008 were $303.4 million, compared to $288.1 million in orders received during the same period a year ago.

“We are pleased to have exceeded our revenue and profit guidance for the second fiscal quarter, especially in light of the current macroeconomic turbulence.   These results reinforce the benefits of serving diversified end markets,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “We also remain committed to our long-term adjusted EBITDA objectives.  Our recently announced outsourcing of optics manufacturing and ensuing exit of our Auburn, California facility have been taken in support of these goals.  Following the transition, we expect to achieve run rate savings of approximately $3.5 to $4.5 million per year,” he stated.

“Another component of our long-term strategy is to deploy more configurable platform designs.  We are developing a series of products based upon an ultrafast fiber laser.  The first offering in the series is the Talisker, which is a rugged industrial laser for use in micromaterials processing,” Ambroseo continued. “Talisker was officially released last week following customer qualification testing.  Based upon the feedback, we expect Talisker to be the solution of choice for a variety of applications including wafer dicing and solar cell manufacturing,” he concluded.

At March 29, 2008, Coherent’s cash, cash equivalents and short term investments totaled $184.6 million, representing a decrease of $177.2 million compared to September 29, 2007. The decrease includes the use of approximately $228 million for the repurchase of our common stock under the previously announced tender offer ended March 19, 2008.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	March 29,	Dec. 29,	March 31,	March 29,	March 31,
	2008	2007	2007	2008	2007

Net sales	$155,942	$144,296	$152,116	$300,238	$299,625
Cost of sales (A)	88,818	83,802	87,646	172,620	173,181
Gross profit	67,124	60,494	64,470	127,618	126,444
Operating expenses:
Research & development (A)	19,428	18,319	18,884	37,747	37,206
Selling, general & administrative (A) (B)	37,384	38,818	37,139	76,202	70,623
Restructuring, impairment and other charges	—	—	111	—	248
Intangibles amortization	2,229	2,206	1,950	4,435	3,893
Total operating expenses	59,041	59,343	58,084	118,384	111,970
Income from operations	8,083	1,151	6,386	9,234	14,474
Other income, net	4,263	5,881	5,096	10,144	10,370
Income before income taxes	12,346	7,032	11,482	19,378	24,844
Provision for income taxes(C)	6,221	2,303	4,200	8,524	6,804
Net income	$6,125	$4,729	$7,282	$10,854	$18,040

Net income per share:
Basic	$0.20	$0.15	$0.23	$0.35	$0.57
Diluted	$0.19	$0.15	$0.23	$0.34	$0.56

Shares used in computation:
Basic	31,394	31,417	31,417	31,406	31,378
Diluted	31,874	31,959	31,937	31,916	32,030

(A)       The quarter ended March 29, 2008 includes $4,949 ($3,734 net of tax ($0.12 per diluted share)) of stock-related compensation expense. Pretax stock-related compensation expense is recorded in the statement lines as follows: $759 to cost of sales; $808 to research and development; and $3,382 to selling, general and administrative. The quarter ended December 29, 2007 includes $2,705 ($1,933 net of tax ($0.06 per diluted share)) of stock-related compensation expense. Pretax stock-related compensation expense is recorded in the statement lines as follows: $385 to cost of sales; $320 to research and development; and $2,000 to selling, general and administrative. The quarter ended March 31, 2007 includes $3,755 ($2,483 net of tax ($0.08 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $667 to cost of sales; $739 to research and development; and $2,349 to selling, general and administrative. The six months ended March 29, 2008 includes $7,654 ($5,667 net of tax ($0.18 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $1,144 to cost of sales; $1,128 to research and development; and $5,382 to selling, general and administrative.  The six months ended March 31, 2007 includes $7,246 ($4,673 net of tax ($0.15 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $1,104 to cost of sales; $1,299 to research and development; and $4,843 to selling, general and administrative.

(B)       The quarter ended March 29, 2008 includes $2,505 ($1,528 net of tax ($0.05 per diluted share)) of costs related to our restatement of financial statements and litigation resulting from our internal stock option investigation.  The quarter ended December 29, 2007 includes $4,749 ($2,849 net of tax ($0.09 per diluted share)) of costs related to our restatement of financial statements and litigation resulting from our internal stock option investigation.  The quarter ended March 31, 2007 includes $4,278 ($2,567 net of tax ($0.08 per diluted share)) of costs related to our internal stock option investigation.  The six months ended March 29, 2008 includes $7,254 ($4,377 net of tax ($0.14 per diluted share)) of costs related to our restatement of financial statements and litigation resulting from our internal stock option investigation. The six months ended March 31, 2007 includes $5,999 ($3,593 net of tax ($0.11 per diluted share)) of costs related to our internal stock option investigation.

(C)	The quarter ended March 29, 2008 includes a tax charge of $1,394 ($0.04 per diluted share) in connection with a dividend from one of our European subsidiaries.

Summarized balance sheet information is as follows (unaudited, in thousands):

	March 29, 2008	Sept. 29, 2007
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$184,626	$361,823
Restricted cash(A)	2,758	2,460
Accounts receivable, net	112,694	102,314
Inventories	116,567	112,893
Prepaid expenses and other assets	98,188	86,088
Total current assets	514,833	665,578
Property and equipment, net	107,475	104,305
Other assets	189,495	177,717
Total assets	$811,803	$947,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$9	$9
Accounts payable	33,622	27,849
Other current liabilities	97,471	100,887
Total current liabilities	131,102	128,745
Other long-term liabilities	90,117	47,869
Total stockholders’ equity	590,584	770,986
Total liabilities and stockholders’ equity	$811,803	$947,600

(A)	Represents cash for remaining close out costs associated with our purchase of the remaining outstanding shares of Lambda Physik AG.

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, after-tax):

	Three Months Ended			Six Months Ended
	March 29, 2008	Dec. 29, 2007	March 31, 2007	March 29, 2008	March 31, 2007
GAAP net income	$6,125	$4,729	$7,282	$10,854	$18,040
Stock option investigation and related restatement of financial statements, and litigation expenses	1,528	2,849	2,567	4,377	3,593
Stock-related compensation expense	3,734	1,933	2,483	5,667	4,673
One-time tax expense (benefit)	1,394	—	—	1,394	(2,147)
Non-GAAP net income	$12,781	$9,511	$12,332	$22,292	$24,159

Non-GAAP net income per diluted share	$0.40	$0.30	$0.39	$0.70	$0.75

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance. Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to our long-term adjusted EBITDA percentage goals, the achievement of savings from the outsourcing of optics manufacturing and exit from our Auburn, California facility, the development of products based upon an ultrafast fiber laser, and that we expect Talisker to be the solution of choice for a variety of applications including wafer dicing and solar cell manufacturing.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with quarterly and annual fluctuations in our net sales and operating results, our exposure to risks associated with worldwide economic slowdowns, our ability to increase our sales volumes and decrease our costs, the impact that our operations and potential acquisitions will have on interest, taxes, depreciation and amortization measurements, changes to the Company’s tax rate as a result of government action, customer acceptance and adoption of our new product offerings, our ability to successfully achieve the benefits from the outsourcing of our optics manufacturing, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000